Exhibit 99.1

Investor and Financial Contact:

Carol Cox

Investor Relations

(760) 603-7208

Life Technologies Announces Fourth Quarter and Fiscal 2012 Results

Fourth quarter revenue increased 3% to $999 million, or 4.5% excluding currency

Fourth quarter GAAP earnings per share (EPS) of $0.63, or $1.11 on a Non-GAAP basis, an increase of 6%

Free Cash Flow of $662 million in 2012

2013 outlook of revenue growth of 3 to 5% over 2012; Non-GAAP EPS guidance of $4.30 to $4.45

CARLSBAD, CA, Feb. 4, 2013 – Life Technologies Corporation (NASDAQ: LIFE) today announced results for its fourth quarter for the year ended Dec. 31, 2012. Non-GAAP revenue for the fourth quarter was $999 million, an increase of 3 percent over the $970 million reported for the fourth quarter of 2011. Excluding the impact of currency, revenue growth for the quarter was 4.5 percent compared to the same period of the prior year. Full year 2012 revenue was $3.8 billion, an increase of 2 percent over 2011. Excluding currency, revenue growth was also about 2.2 percent over the prior year.

“We started the year with a promise to our shareholders to grow our underlying business, invest in growth markets and regions, deliver on a balanced capital deployment strategy and introduce innovative new products to serve our customers even better. I am extremely pleased that our team remained focused and delivered against this promise, growing revenue and earnings for the thirteenth year in a row,” said Gregory T. Lucier, chairman and chief executive officer of Life Technologies.

“We finished the year strong with fourth quarter revenue growth ahead of our expectations at 4.5 percent driven by strength in our Ion Torrent business, which recorded its highest revenue quarter ever. We also achieved a solid return to growth in our Research Consumables business and continued strong performance in our Bioproduction business. We expect the strength we saw across all regions and end markets as we exited 2012, including continued double digit growth in emerging markets, to provide momentum in 2013.”

“With $662 million in free cash flow, we were able to return a significant amount of capital to shareholders. We ended the year having repurchased $635 million, or 13.8 million shares in total, well above our 50 percent target. Additionally, we have already repurchased $105 million, or 2 million shares, year-to-date in 2013.”

“Looking ahead to 2013, we expect another significant increase in our Ion Torrent business sales for the third consecutive year and expansion in our applied and emerging markets to drive revenue growth of 3 to 5 percent over 2012 results of $3.8 billion. If sequestration is implemented, we estimate it would reduce our revenue by approximately 1 percent and we would expect to be at the low end of our guidance range, at 3 percent growth for 2013. We are guiding to non-GAAP EPS in a range of $4.30 to $4.45, which would result in 8 to 12 percent growth over 2012 results.”

Life Technologies reported results compared to the quarter and fiscal year ended Dec. 31, 2011. Results are non-GAAP unless indicated otherwise. A full reconciliation of the non-GAAP measures to GAAP can be found in the tables of today’s press release.

Analysis of Fourth Quarter and Fiscal 2012 Results

•

Fourth quarter revenue increased 3 percent over the prior year, or 4.5 percent excluding the impact of currency. Full year 2012 revenue increased 2 percent to $3.8 billion. Revenue growth for the quarter and the full year were driven by strong sales from the Ion Torrent business and growth in the company’s Research Consumables and Bioproduction businesses, partially offset by expected declines in SOLiD® sales and qPCR royalty revenue.

•

Gross margin in the fourth quarter was 64.6 percent, a 20 basis point increase compared to the same period of the prior year primarily driven by manufacturing productivity, partially offset by a higher mix of instrument sales and unfavorable currency rates. Full year gross margin was 65.6 percent, an increase of 40 basis points, primarily due to improved product mix and higher realized price, offset by the decrease in qPCR royalties and unfavorable currency rates.

•

Operating margin was 29.9 percent in the fourth quarter, approximately 70 basis points lower than the same period of the prior year. Operating margin was primarily impacted by unfavorable currency rates and expenses related to our acquisitions in molecular diagnostics. Full year operating margin increased 20 basis points to 29.2 percent. The increase was driven primarily by an increase in gross margins and improvement in currency, partially offset by higher expenses related to our acquisitions in molecular diagnostics.

•	The tax rate was 27.2 percent for the fourth quarter and 27.6 percent for the full year.

•

Fourth quarter EPS increased 6 percent to $1.11. Full year EPS increased 7 percent to $3.98. Fourth quarter and the full year were negatively impacted by $(0.03) due to the timing of the 2012 federal R&D tax credit benefit being moved from the fourth quarter of 2012 to 2013. The company’s fourth quarter and full year 2012 guidance had assumed the reinstatement and benefit of the federal R&D tax credit by the end of 2012.

•

Diluted weighted shares outstanding were 175.8 million in the fourth quarter, a decrease of 8.8 million shares over the prior year. The decrease was a result of the continuation of the company’s share repurchase program, partially offset by shares issued for employee stock plans. The company repurchased $100 million or 2.0 million shares in the fourth quarter.

•

Cash flow from operating activities for the fourth quarter was $221 million. Fourth quarter capital expenditures were $48 million, resulting in free cash flow of $173 million. The company ended the quarter with $276 million in cash and short-term investments.

Business Group Highlights

•

Research Consumables revenue was $409 million in the fourth quarter, an increase of 2 percent compared to the prior year. Excluding the impact from currency, revenue for the business group grew 4 percent. Full year revenue increased 1 percent to $1.6 billion, or 2 percent excluding the impact from currency. Growth for the quarter and full year was mainly driven by strong performance in our cell culture, sample prep and benchtop products.

•

Genetic Analysis revenue was $401 million in the fourth quarter, an increase of 2 percent over the same period last year. Excluding the impact from currency, revenue increased 4 percent. Full year revenue was flat at approximately $1.5 billion, or up 1 percent excluding the impact from currency. Growth for the quarter and the full year was primarily driven by a substantial increase in our Ion Torrent business, including sales of the Ion PGM™ instruments and Ion Proton™ System, partially offset by an expected decline in SOLiD instrument sales and in qPCR royalty revenue.

•

Applied Sciences revenue was $190 million in the fourth quarter, an increase of 8 percent over the same period last year. Excluding the impact from currency, revenue increased 10 percent. Full year revenue increased 7 percent to $719 million, or 8 percent excluding the impact from currency. Growth for the quarter was primarily driven by increased sales in Bioproduction and Forensics products. Growth for the full year was primarily driven by increased sales in Bioproduction.

•

Regional revenue growth rates excluding currency for the fourth quarter compared to the same quarter of the prior year were as follows: the Americas were flat, Europe grew 5 percent, Asia Pacific grew 18 percent and Japan grew 6 percent. Full year growth rates excluding currency were as follows: the Americas declined 1 percent, Europe grew 2 percent, Asia Pacific grew 13 percent and Japan grew 3 percent.

Fiscal Year 2013 Outlook

Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company provided its expectations for fiscal year 2013 financial performance. The company expects revenue growth, excluding currency, of 3 to 5 percent over 2012 revenues of $3.8 billion. If sequestration is implemented, it would reduce revenue by approximately 1 percent and the company would expect be at the low end of the guidance range, at 3 percent growth for 2013. The company expects non-GAAP EPS to be in a range of $4.30 to $4.45. At December month end rates, currency negatively impacts revenue by $(2) million and non-GAAP EPS by about $(0.01). The company will provide further detail on its business outlook during the webcast today.

Webcast Details

The company will discuss its financial and business results as well as its business outlook on a webcast at 4:30 p.m. ET today. This webcast will contain forward-looking information that includes a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the webcast will be posted on the company’s investor relations website at https://ir.lifetechnologies.com. The webcast can be accessed through the investor relations page of the company’s website at https://ir.lifetechnologies.com/events.cfm. A replay of the webcast will be available on the company’s website through Monday, Feb. 25.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company with customers in more than 160 countries using its innovative solutions to solve some of today’s most difficult scientific challenges. Quality and innovation are accessible to every lab with its reliable and easy-to-use solutions spanning the biological spectrum, with more than 50,000 products for agricultural biotechnology, translational research, molecular medicine and diagnostics, stem cell-based therapies, forensics, food safety and animal health. Its systems, reagents and consumables represent some of the most cited brands in scientific research including: Ion Torrent™, Applied Biosystems®, Invitrogen™, Gibco®, Ambion®, Molecular Probes® and Novex®. Life Technologies employs approximately 10,400 people and upholds its ongoing commitment to innovation with more than 4,000 patents and exclusive licenses. LIFE had sales of $3.7 billion in 2011. Visit us at our website: http://www.lifetechnologies.com.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Life Technologies intends that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the company. Such forward-looking statements include, but are not limited to, statements relating to financial projections, including revenue and pro forma EPS projections; success of acquired businesses, including cost and revenue synergies; development and increased flow of new products; leveraging technology and personnel; advanced opportunities and efficiencies; opportunities for growth; expectations of prospective new standards, new delivery platforms, and new selling specialization and effectiveness; plans and prospects for the company; and corporate strategy and performance. A number of the matters discussed in this press release and presentation that are not historical or current facts deal with potential future circumstances and developments, including future research and development plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: volatility of the financial markets; and the risks that are described from time to time in Life Technologies’ reports filed with the SEC. This press release and presentation speaks only as of its date, and the company disclaims any duty to update the information herein.

All products referenced are for Research Use Only and not intended for use in diagnostic procedures, unless otherwise noted.

Non-GAAP Measurements

This presentation and discussion includes certain financial information which constitute “non-GAAP financial measures” as defined by the SEC. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found at on the Investor Relations portion of the company’s website at www.lifetechnologies.com.

Investor and Financial Contact

Carol Cox

Investor Relations

(760) 603-7208

ir@lifetech.com

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	For the three months ended December 31, 2012	For the three months ended December 31, 2011
(unaudited)

Revenues	$998,904	$1,010,445
Cost of revenues	368,665	401,127
Purchased intangibles amortization	72,564	82,201

Gross profit	557,675	527,117

Gross margin	55.8%	52.2%
Operating expenses:
Selling, general and administrative	264,604	249,535
Research and development	83,667	90,201
Business consolidation costs	38,467	18,856

Total operating expenses	386,738	358,592

Operating income	170,937	168,525
Operating margin	17.1%	16.7%
Interest income	686	972
Interest expense	(29,649)	(38,162)
Other expense, net	(800)	(2,933)

Total other expense, net	(29,763)	(40,123)

Income from operations before provision for income taxes	141,174	128,402
Income tax provision	(31,269)	(35,334)

Net income	109,905	93,068
Net loss attributable to non-controlling interests	101	—

Net income attributable to controlling interest	$110,006	$93,068

Effective tax rate	22.1%	27.5%
Add back interest expense for subordinated debt, net of tax	—	584

Numerator for diluted earnings per share	$110,006	$93,652

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.64	$0.52

Diluted earnings per share attributable to controlling interest	$0.63	$0.51

Weighted average shares used in per share calculation:
Basic	172,238	178,304
Diluted	175,783	184,544

LIFE TECHNOLOGIES CORPORATION

ITEMIZED RECONCILIATION BETWEEN

GAAP AND NON-GAAP NET INCOME

(in thousands, except per share data)	For the three months ended December 31, 2012		For the three months ended December 31, 2011
(unaudited)

GAAP net income	$109,905		$93,068

Non-GAAP revenue adjustments
Licensing settlement	—		(38,800)
Purchase accounting related adjustments	460		506
Charges on a discontinued product	—		(1,812)

Total Non-GAAP revenue adjustments	460	(1)	(40,106	) (1)

Non-GAAP cost of revenues and purchased intangible adjustments
Purchased intangibles amortization	72,564		82,201
Purchase accounting related adjustments	2,914		(590)
Legal adjustments and licensing settlement	12,397		56,455

Total Non-GAAP cost of revenues and purchased intangible adjustments	87,875	(2)	138,066	(2)

Non-GAAP Operating Expense Adjustments:
Purchase accounting related adjustments	869		1,491
Business consolidation costs	38,467		18,856
Legal adjustments and licensing settlement	—		9,960

Total Non-GAAP Operating Expense Adjustments	39,336	(3)	30,307	(3)

Non-GAAP Other Expense Adjustments:
Noncash interest expense charges	—		6,649

Total Non-GAAP Other Expense Adjustments	—		6,649	(4)

Non-GAAP Income Tax Provision Adjustments:
Income tax adjustments	(41,813)		(34,880)

Total Non-GAAP Income Tax Provision Adjustments	(41,813	) (5)	(34,880	) (5)

Non-GAAP Net Income	$195,763		$193,104
Non-GAAP loss attributable to non-controlling interest	101	(6)	—

Non-GAAP Net Income Attributable to Controlling Interest	$195,864		$193,104

Add back of interest expense for subordinated debt, net of tax	—		33

Non-GAAP Numerator for diluted earnings per share	$195,864		$193,137

Non-GAAP Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.14		$1.08

Diluted earnings per share attributable to controlling interest	$1.11		$1.05

Weighted average shares used in per share calculation:
Basic	172,238		178,304
Diluted	175,783		184,544

Summary of Reconciliation between GAAP and Non-GAAP Net Income

For the three months ended December 31, 2012, Non-GAAP earnings resulted in total revenue of $999.4 million, gross profit of $646.0 million with gross margin of 64.6%, operating profit of $298.6 million with operating margin of 29.9%, and an income tax provision of $73.1 million with the Non-GAAP effective tax rate of 27.2% with the above adjustments.

For the three months ended December 31, 2011, Non-GAAP earnings resulted in total revenue of $970.3 million, gross profit of $625.1 million with gross margin of 64.4%, operating profit of $296.8 million with operating margin of 30.6%, and an income tax provision of $70.2 million with the Non-GAAP effective tax rate of 26.7% with the above adjustments.

Notes

(1)

Add back purchased deferred revenue of $0.5 million for each of the three months ended December 31, 2012 and 2011. Adjust for revenue related to credit usage on returns of a discontinued product of $1.8 million for the three months ended December 31, 2011. Adjust for $38.8 million of revenue recognized upon a licensing settlement for the three months ended December 31, 2011.

(2)

Add back amortization of purchased intangibles of $72.6 million and $82.2 million for the three months ended December 31, 2012 and 2011, respectively. Add back amortization of a fair value inventory write-up of $1.5 million and charges for contingent consideration remeasurement of $1.4 million for the three months ended December 31, 2012 and adjust charges for contingent consideration remeasurement of $0.6 million for the three months ended December 31, 2011. Add back $12.4 million and $52.0 million of legal adjustments for the three months ended December 31, 2012 and 2011, respectively, and add back royalty fees and compensation costs of $4.5 million as a result of a licensing settlement for the three months ended December 31, 2011.

(3)

Add back depreciation of purchase accounting property, plant, and equipment revaluation of $0.9 million and $1.5 million, and business consolidation costs including restructuring and integrating acquired entities, aligning acquired and existing operations through business transformation activities and costs associated with divesting entities of $38.5 million and $18.9 million for the three months ended December 31, 2012 and 2011, respectively. Add back $10.0 million for the compensation cost and asset impairment partially offset by recovery of expenses related to the settlement of a licensing settlement for the three months ended December 31, 2011.

(4)

Add back charges related to non-cash interest expense for senior convertible debts of $5.1 million and imputed finance charge of $1.5 million associated with contingent consideration on business acquisitions for the three months ended December 31, 2011.

(5)

Non-GAAP tax adjustment due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(6)	Non-GAAP net loss attributable to non-controlling interest, net of tax benefit, adjusted for noncash charges for purchase accounting property, plant, and equipment revaluation.

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	For the year ended December 31, 2012	For the year ended December 31, 2011
(unaudited)

Revenues	$3,798,510	$3,775,672
Cost of revenues	1,372,277	1,356,967
Purchased intangibles amortization	291,756	308,728

Gross profit	2,134,477	2,109,977

Gross margin	56.2%	55.9%
Operating expenses:
Selling, general and administrative	1,054,616	1,008,973
Research and development	341,892	377,924
Business consolidation costs	72,732	75,324

Total operating expenses	1,469,240	1,462,221

Operating income	665,237	647,756
Operating margin	17.5%	17.2%
Interest income	2,401	3,932
Interest expense	(123,915)	(162,073)
Other expense, net	(11,898)	(10,913)

Total other expense, net	(133,412)	(169,054)

Income from operations before provision for income taxes	531,825	478,702
Income tax provision	(101,376)	(100,868)

Net income	430,449	377,834
Net loss attributable to non-controlling interests	406	658

Net income attributable to controlling interest	$430,855	$378,492

Effective tax rate	19.1%	21.1%
Add back interest expense for subordinated debt, net of tax	12	1,300

Numerator for diluted earnings per share	$430,867	$379,792

Earnings per common share:
Basic earnings per share attributable to controlling interest	$2.45	$2.11

Diluted earnings per share attributable to controlling interest	$2.40	$2.05

Weighted average shares used in per share calculation:
Basic	175,831	179,390
Diluted	179,365	185,595

LIFE TECHNOLOGIES CORPORATION

ITEMIZED RECONCILIATION BETWEEN

GAAP AND NON-GAAP NET INCOME

(in thousands, except per share data)	For the year ended December 31, 2012		For the year ended December 31, 2011
(unaudited)

GAAP net income	$430,449		$377,834

Non-GAAP revenue adjustments
Licensing settlement	—		(38,800)
Purchase accounting related adjustments	1,295		2,881
Charges on a discontinued product	(457)		924

Total Non-GAAP revenue adjustments	838	(1)	(34,995	) (1)

Non-GAAP cost of revenues and purchased intangible adjustments
Purchased intangibles amortization	291,756		308,728
Purchase accounting related adjustments	2,914		(2,145)
Charges on a discontinued product	—		2,094
Legal adjustments and licensing settlement	60,728		56,455

Total Non-GAAP cost of revenues and purchased intangible adjustments	355,398	(2)	365,132	(2)

Non-GAAP Operating Expense Adjustments:
Purchase accounting related adjustments	3,738		22,377
Business consolidation costs	72,732		75,324
Legal adjustments and licensing settlement	10,467		9,960

Total Non-GAAP Operating Expense Adjustments	86,937	(3)	107,661	(3)

Non-GAAP Other Expense Adjustments:
Noncash interest expense charges	5,382		30,779
Other expense	5,302		—

Total Non-GAAP Other Expense Adjustments	10,684	(4)	30,779	(4)

Non-GAAP Income Tax Provision Adjustments:
Income tax adjustments	(170,681)		(157,490)

Total Non-GAAP Income Tax Provision Adjustments	(170,681	) (5)	(157,490	) (5)

Non-GAAP Net Income	$713,625		$688,921
Non-GAAP loss attributable to non-controlling interest	406	(6)	350	(6)

Non-GAAP Net Income Attributable to Controlling Interest	$714,031		$689,271

Add back interest expense for subordinated debt, net of tax	12		131

Non-GAAP Numerator for diluted earnings per share	$714,043		$689,402

Non-GAAP Earnings per common share:
Basic earnings per share attributable to controlling interest	$4.06		$3.84

Diluted earnings per share attributable to controlling interest	$3.98		$3.71

Weighted average shares used in per share calculation:
Basic	175,831		179,390
Diluted	179,365		185,595

Summary of Reconciliation between GAAP and Non-GAAP Net Income

For the year ended December 31, 2012, Non-GAAP earnings resulted in total revenue of $3.8 billion, gross profit of $2.5 billion with gross margin of 65.6%, operating profit of $1.1 billion with operating margin of 29.2%, and an income tax provision of $272.1 million with the Non-GAAP effective tax rate of 27.6% with the above adjustments.

For the year ended December 31, 2011, Non-GAAP earnings resulted in total revenue of $3.7 billion, gross profit of $2.4 billion with gross margin of 65.2%, operating profit of $1.1 billion with operating margin of 29.0%, and an income tax provision of $258.4 million with the Non-GAAP effective tax rate of 27.3% with the above adjustments.

Notes

(1)

Add back purchased deferred revenue of $1.3 million and adjust for revenue related to a discontinued product of $0.5 million for the year ended December 31, 2012. Add back purchased deferred revenue of $2.9 million and revenue related to returns of a discontinued product of $0.9 million, offset by $38.8 million of revenue recognized upon a licensing settlement for the year ended December 31, 2011.

(2)

Add back amortization of purchased intangibles of $291.8 million, amortization of a fair value inventory write-up of $1.5 million, and charges for contingent consideration remeasurement of $1.4 million for the year ended December 31, 2012. Add back amortization of purchased intangibles of $308.7 million, charges for inventory reserves related to a discontinued product of $2.1 million, and purchase accounting related cost of revenue revaluation of $0.5 million which was offset by contingent consideration remeasurement of $2.7 million for the year ended December 31, 2011. Add back $60.9 million and $52.0 million of legal adjustments, and royalty fees and compensation costs of ($0.2) million and $4.5 million as a result of a licensing settlement for the year ended December 31, 2012 and 2011, respectively.

(3)

Add back depreciation of purchase accounting property, plant, and equipment revaluation of $3.7 million for the year ended December 31, 2012. Add back depreciation of purchase accounting property, plant, and equipment revaluation of $7.1 million, charges for contingent consideration remeasurement of $13.7 million, accelerated compensation expense related to business acquisitions of $1.5 million for year ended December 31, 2011. Add back $11.4 million of legal adjustments offset by compensation costs of $0.9 million as a result of licensing settlement for the year ended December 31, 2012. Add back compensation costs, impairment charges, offset with expense recovery of $10.0 million as a result of a licensing settlement for the year ended December 31, 2011. Add back business consolidation costs including restructuring and integrating acquired entities, aligning acquired and existing operations through business transformation activities and costs associated with divesting entities of $72.7 million and $75.3 million for the year ended December 31, 2012 and 2011, respectively.

(4)

Add back charges associated with a divestiture activity of $5.3 million, charges related to non-cash interest expense for senior convertible debts of $1.7 million and the extinguishment of a line of credit facility of $3.7 million for the year ended December 31, 2012. Add back charges related to non-cash interest expense for senior convertible debts of $24.6 million and imputed finances charge of $6.2 million associated with contingent consideration on business acquisitions for the year ended December 31, 2011.

(5)

Non-GAAP tax adjustment due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(6)	Non-GAAP net loss attributable to non-controlling interest, net of tax benefit, adjusted for noncash charges for purchase accounting property, plant, and equipment revaluation.

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
(in thousands) (unaudited)	2012	2011
Net income	$430,449	$377,834
Add back amortization and share-based compensation	390,164	394,326
Add back depreciation	126,005	123,578
Balance sheet changes	3,366	(26,959)
Other noncash adjustments	(171,992)	(59,644)

Net cash provided by operating activities	777,992	809,135
Capital expenditures	(116,408)	(99,293)

Free cash flow	661,584	709,842
Net cash used in investing activities	(163,065)	(52,591)
Net cash used in financing activities	(1,082,414)	(627,268)
Effect of exchange rate changes on cash	680	(4,790)

Net (decrease) increase in cash and cash equivalents	$(583,215)	$25,193

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$276,369	$881,994
Trade accounts receivable, net of allowance for doubtful accounts	697,228	636,998
Inventories	403,488	377,866
Prepaid expenses and other current assets	248,154	196,759

Total current assets	1,625,239	2,093,617

Long-term assets	7,012,826	7,094,346

Total assets	$8,638,065	$9,187,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$253,214	$450,839
Short-term borrowings	100,000	—
Accounts payable, accrued expenses and other current liabilities	839,137	1,045,467

Total current liabilities	1,192,351	1,496,306

Long-term debt	2,060,855	2,297,653
Other long-term liabilities	731,396	794,778
Stockholders’ equity	4,653,463	4,599,226

Total liabilities and stockholders’ equity	$8,638,065	$9,187,963